Exhibit 99.1

Mativ Appoints Shruti Singhal as President and CEO

Singhal, Current Mativ Director, Brings Experience Leading Business Transformations and Strong Operational Execution in the Specialty Materials Industry

ALPHARETTA, Ga.– March 11, 2025 –Mativ Holdings, Inc. (NYSE: MATV) today announced the appointment of Shruti Singhal, current member of Mativ’s Board of Directors, as President and Chief Executive Officer, effective today. Mr. Singhal succeeds Julie Schertell, who has stepped down as President and Chief Executive Officer, and as a director.

Mr. Singhal brings extensive expertise leading transformations through strong operational and commercial execution, profitability initiatives, and driving innovation. He previously served as CEO of Galata Chemicals and Chroma Color, and has held roles of increasing responsibility at global businesses including DSM, General Cable, Solenis, Ashland, The Dow Chemical Company, Rohm and Haas, Cognis (now BASF) and Henkel.

“Mativ has a strong core business with innovative and differentiated specialty materials products and strategic initiatives in place to enhance profitability and drive growth,” said Dr. Kimberly Ritrievi, Chair of the Board of Directors. “We recognize the need to accelerate the pace of execution, lower costs, improve cash flow and reduce leverage. Shruti brings decades of experience leading corporate turnarounds and a track record of driving strong financial and operating performance in global industrial organizations. We are confident Shruti is the right person to drive the business forward with urgency and ensure the Company reaches its full potential.”

Mr. Singhal said, “I am excited by the opportunity to lead Mativ at this important stage for our Company.

With an enhanced focus on continuing to execute our strategy and drive operational excellence, supported by a talented global team, we will accelerate our turnaround efforts and position Mativ for improved results and sustainable value creation.”

Dr. Ritrievi continued, “On behalf of the Board, I would like to thank Julie for her leadership and dedication to Mativ since the formation of the Company more than two years ago. As the Company’s first CEO, Julie was instrumental in repositioning the portfolio and implementing cost and footprint reductions to help position Mativ for its next phase of growth. We wish Julie all the best in her future endeavors.”

Ms. Schertell said, “Leading the Mativ team throughout this transformative period has been incredibly rewarding, and I am very proud of all that the team has accomplished over the past few years. I believe Mativ is well-positioned to build on the momentum we have created.”

Mativ has taken a number of recent actions to reduce its cost structure in light of the current operating environment, including reducing non-operating costs by over $20 million in 2024. To accelerate these efforts, the Company has launched a comprehensive review of its cost structure to identify further savings actions available to Mativ to enhance profitability.

About Shruti Singhal

Shruti Singhal most recently served as the President and CEO of Galata Chemicals, a leading producer and supplier of PVC and Polyolefin Additives, serving many industries worldwide. He previously was President and CEO of Chroma Color Corporation (an Arsenal Capital Partners company), a leading formulator, and specialty color and additive concentrates supplier. Prior to joining Chroma Color, Shruti served as President for DSM’s Engineering Materials business from 2018 to 2021.

Throughout his career, he has served in positions of increasing leadership responsibility and led businesses globally across North America and Europe, including executive leadership roles with the Paper and Water Treatment businesses at Solenis (a Platinum Equity Company), Construction

Specialties business at Ashland Inc. and serving as Marketing/Business Director-Coatings-North America at Rohm and Haas and The Dow Chemical Company.

Prior to his appointment as President and Chief Executive Officer, Shruti served on Mativ’s Board of Directors as the Chair of the Nominating & Governance Committee and also on the Compensation Committee, and he previously served on the Audit Committee.

Mr. Singhal holds an MS degree in Chemical Engineering from Drexel University, a BS in Chemical Engineering and completed the Global Marketing Management Program at The Wharton School at the University of Pennsylvania.

About Mativ

Mativ Holdings, Inc. is a global leader in specialty materials, solving our customers’ most complex challenges by engineering bold, innovative solutions that connect, protect and purify our world. Headquartered in Alpharetta, Georgia, we manufacture on three continents and generate sales in over 90 countries through our family of business-to-business and consumer product brands. The company’s two operating segments, Filtration & Advanced Materials and Sustainable & Adhesive Solutions, target premium applications across diversified and growing categories. Our broad portfolio of technologies combines polymers, fibers and resins to optimize the performance of our customers’ products across multiple stages of the value chain. Our leading positions are a testament to our best-in-class global manufacturing, supply chain and materials science capabilities. We drive innovation and enhance performance, finding potential in the impossible.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are subject to the safe harbor created by the Act and other legal protections. Forward-looking statements include, without limitation, those regarding the impacts and timing of our ongoing operational excellence and other cost-reduction and cost-optimization initiatives and profitability. These forward-looking statements are prospective in nature and not based on historical facts, but rather on current expectations, and caution is given to investors that any forward-looking statements are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to materially differ from such statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2024 and any material updates to these factors contained in any of the Company’s future filings with the U.S. Securities and Exchange Commission. Unless specifically required by law, the Company assumes no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts

Chris Kuepper, IRC

Director, Investor Relations

+1-770-569-4229

Leah Sherman-Jones

Corporate Communications

media@mativ.com